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                                                                    Exhibit 23.1



            Consent of Independent Registered Public Accounting Firm


The Board of Directors and Stockholders
RSC Holdings Inc.:


We consent to the use of our report included herein and to the references to our firm under the headings "Experts" and "Selected Historical Consolidated Financial Data" in the prospectus.

Our report on the consolidated financial statements dated March 23, 2007, except for note 14 which is as of May 18, 2007, refers to the adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP
Tempe, Arizona
May 18, 2007